Exhibit 99

Marine Products Corporation Reports 2008 Fourth Quarter
and Annual Financial Results

ATLANTA, January 28, 2009 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended December 31, 2008.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including Premiere Sport Yachts, SSi Wide Techs, SSX Bowriders, Sunesta Wide Techs and Xtremes, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended December 31, 2008, Marine Products generated net sales of $22,764,000, a 61.4 percent decrease compared to $58,947,000 last year.  The decrease in net sales was due to a 63.3 percent decrease in the number of boats sold, partially offset by a 6.7 percent increase in the average selling price per boat.  The increase in average selling price per boat was due to sales of Chaparral’s new Premiere 400, several larger Signature cruisers and higher average selling prices of the Sunesta Wide Techs and Xtremes.  Gross profit for the quarter was $2,350,000, or 10.3 percent of net sales, compared to $12,299,000, or 20.9 percent of net sales, in the prior year.  Gross profit as a percentage of net sales declined compared to the prior year due to cost inefficiencies resulting from lower production volumes and higher retail incentives.

Operating loss for the quarter was $1,831,000, compared to operating income of $4,905,000 in the fourth quarter of last year, due to lower gross profit, partially offset by lower selling, general and administrative expenses.  Selling, general and administrative expenses in the fourth quarter of 2008 decreased by 43.5 percent compared to the prior year due to the variable nature of many of these expenses, including incentive compensation and warranty expense, which declined with lower sales and profitability. In addition, salaries and research and development expenses were lower due to cost control measures instituted during 2008.   These decreases were partially offset by costs recorded during the quarter associated with repurchasing dealer inventory under Marine Products’ agreements with third-party floorplan lenders.

Net loss for the quarter ended December 31, 2008 was $1,126,000 compared to net income of $4,002,000 in the prior year.  Diluted loss for the quarter was $0.03 per share compared to $0.11 diluted earnings per share in the prior year.

Net sales for the twelve months ended December 31, 2008 were $175,622,000, a 28.1 percent decrease compared to the year ended December 31, 2007.  Net income for the twelve-month period decreased 53.8 percent to $7,586,000 or $0.21 diluted earnings per share compared to $16,423,000 or $0.43 diluted earnings per share in the prior year.

4th Quarter 2008 Press Release

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “The pleasure boating industry’s downturn continued, and in fact deepened, during the fourth quarter of 2008, marking three full years of depressed conditions for our industry.  Negative consumer sentiment increased during the quarter as the problems in the financial system surfaced, and the availability of credit for dealers and consumers became even tighter than it had been.   During the quarter we decreased our production levels significantly.  We accomplished this, but the resulting low level of unit production created manufacturing inefficiencies.  These inefficiencies, along with high retail incentives during the quarter, caused us to realize an operating loss for the first time in our history.

Hubbell continued, “The winter boat show season is a very important indicator for us, and reports of attendance and sales at the early winter shows do not give us any reason to be hopeful about the upcoming retail selling season.  In addition, we continue to see signs that the ongoing financial crisis is damaging the availability of floorplan lending for our dealers, which is vital to our operations.  As stated above, we incurred costs during the quarter under these floorplan lending agreements for the repurchase of dealer inventory.  We do not anticipate the return of strength to our industry until the credit markets stabilize and some measure of consumer confidence returns.

“As we have stated earlier during 2008, we continue to be pleased with the reception of our 2009 models by industry observers, dealers and consumers.  During this prolonged downturn in our industry, we have developed appealing new models and taken advantage of our position as one of the strongest and best-managed manufacturers in our industry.  We believe that in the long run we will capture greater market share and emerge from this downturn even stronger than in the past.  As one means of preserving capital to support our operations and long-term goals, yesterday our Board of Directors reduced our quarterly dividend from $0.065 per share to $0.01 per share.  This type of conservative management style has and will continue to benefit shareholders of Marine Products as our debt-free balance sheet, with a high balance of cash and investment-grade marketable securities, has given us the financial strength to operate in this stagnant environment, continue to produce appealing products for our consumers and to continue to capture market share.”

Marine Products Corporation will hold a conference call today, January 28, 2009 at 8:00 a.m. EST to discuss the results of the fourth quarter and full year.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ Web site at www.marineproductscorp.com.  The live conference call can also be accessed by calling (866) 864-9123 or (973) 638-3430 and using the access code #80244225.

A replay of the conference call will be available in the investor relations section of Marine Products’ Web site (www.marineproductscorp.com) beginning approximately two hours after the call.  The rebroadcast will also be available until February 4, 2009 via telephone by calling (800) 642-1687 or (706) 645-9291 and using the access code #80244225.

4th Quarter 2008 Press Release

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our conclusion that reports of attendance and sales at the early winter boat shows do not give us any reason to be hopeful about the upcoming retail selling season; our belief that the ongoing financial crisis is damaging the availability of floor plan lending for our dealers which is vital to our operations; our belief that we do not anticipate the return of strength to our industry until the credit markets stabilize and some measure of consumer confidence returns; our belief that in the long run we will capture greater market share and emerge from this downturn even stronger than in the past; our belief that our conservative management style has and will continue to benefit shareholders of Marine Products; our belief that our debt-free balance sheet, with a high balance of cash and investment-grade marketable securities has given us the financial strength to operate in this stagnant environment, continue to produce appealing products for our consumers and to continue to capture market share; and our belief that we are prepared to capitalize on opportunities to increase our market share and generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2007.

For information contact:
BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

4th Quarter 2008 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended December 31, (Unaudited)	Fourth Quarter				Twelve Months
	2008	2007	% BETTER (WORSE)		2008	2007	% BETTER (WORSE)
Net Sales	$22,764	$58,947	(61.4	) %	$175,622	$244,273	(28.1	) %
Cost of Goods Sold	20,414	46,648	56.2		143,677	191,810	25.1
Gross Profit	2,350	12,299	(80.9)		31,945	52,463	(39.1)
Selling, General and Administrative Expenses	4,181	7,394	43.5		23,146	30,228	23.4
Operating (Loss) Income	(1,831)	4,905	NM		8,799	22,235	(60.4)
Interest Income	605	642	(5.8)		2,420	2,590	(6.6)
(Loss) Income Before Income Taxes	(1,226)	5,547	NM		11,219	24,825	(54.8)
Income Tax (Benefit) Provision	(100)	1,545	NM		3,633	8,402	56.8
Net (Loss) Income	$(1,126)	$4,002	NM	%	$7,586	$16,423	(53.8	) %

(LOSS) EARNINGS PER SHARE
Basic	$(0.03)	$0.11	N/M	%	$0.21	$0.44	(52.3	) %
Diluted	$(0.03)	$0.11	N/M	%	$0.21	$0.43	(51.2	) %

AVERAGE SHARES OUTSTANDING
Basic	35,825	36,469			35,786	37,148
Diluted	35,825	37,518			36,444	38,290

4th Quarter 2008 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(in thousands)
	2008	2007
ASSETS
Cash and cash equivalents	$4,622	$3,233
Marketable securities	8,799	8,870
Accounts receivable, net	5,575	3,540
Inventories	22,453	33,159
Income taxes receivable	2,464	1,321
Deferred income taxes	1,116	2,746
Prepaid expenses and other current assets	1,681	2,159
Total current assets	46,710	55,028
Property, plant and equipment, net	14,579	15,944
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	37,953	36,087
Deferred income taxes	2,934	1,098
Other assets	4,344	6,796
Total assets	$110,293	$118,726

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,437	$4,621
Accrued expenses and other liabilities	12,281	14,294
Total current liabilities	13,718	18,915
Pension liabilities	5,285	5,572
Other long-term liabilities	501	482
Total liabilities	19,504	24,969
Common stock	3,643	3,602
Capital in excess of par value	-	-
Retained earnings	88,535	90,105
Accumulated other comprehensive loss	(1,389)	50
Total stockholders' equity	90,789	93,757
Total liabilities and stockholders' equity	$110,293	$118,726